UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                  FORM 4

[ ] Check this box if no longer                  OMB APROVAL
    subject to Section 16. Form 4 or             OMB NUMBER:  3235-0287
    Form 5 obligations may continue.             Expires: September 30, 2000
    See Instruction 1(b).                        Estimated average burden
                                                 hours per response........0.5

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935
          or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*

    Morgan Stanley Venture Capital II, Inc.(1)
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     (Last)                         (First)                      (Middle)

    1221 Avenue of the Americas
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                                   (Street)

    New York                          NY                            10020
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     (City)                         (State)                           (Zip)


2.   Issuer Name and Ticker or Trading Symbol

     Lionbridge Technologies, Inc. (LIOX)
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3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4.   Statement for Month/Year

     11/2000
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer   (Check all applicable)

       Director                                        X 10% Owner
    ---                                               ---

       Officer (give title below)                        Other (specify below)
    ---                                               ---

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7.   Individual or Joint/Group Filing (Check Applicable Line)

        Form filed by One Reporting Person
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  X     Form filed by More than One Reporting Person
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

          Table I -- Non-Derivative Securities Acquired, Disposed of or
                               Beneficially Owned


1.   Title of Security    2. Trans-  3. Trans-     4. Securities Acquired  5. Amount of Securities  6. Ownership      7. Nature of
     (Instr. 3)              action     action        (A) or Disposed of      Beneficially Owned       Form: Direct      Indirect
                             Date       Code          (D) (Instr. 3, 4        at End of Month          (D) or In-        Beneficial
                                        (Instr.8)     and 5)                  (Instr. 3 and 4)         direct (I)        Ownership
                             (Month/                                                                   (Instr. 4)        (Instr. 4)
                             Day/                         (A) or
                             Year)    Code    V    Amount   (D)    Price
------------------------- ---------   ----   ---   -------  --- ---------  --------------------     --------------    -------------
Common Stock               11/28/00  J(2)         1,500,000  D          0        3,119,340                 I          through
                                                                                                                      participation

Common Stock               11/28/00  J(3)           305,228  A          0        3,424,568                 I(4)       through
                                                                                                                      participation

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of                   2. Conversion or   3. Transaction Date   4. Transaction  5. Number of      6. Date Exercisable and
    Derivative                    Exercise Price     (Month/Day/Year)      Code            Derivative        Expiration Date
    Security                      of Derivative                            (Instr. 8)      Securities        (Month/Day/Year)
    (Instr. 3)                    Security                                                 Acquired (A)
                                                                                           or Disposed of
                                                                                           (D) (Instr. 3,
                                                                                           4 and 5)
                                                                                                               Date       Expiration
                                                                          Code  V          (A)   (D)        Exercisable      Date
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





1.  Title of                   7. Title and Amount of            8. Price of      9. Number of     10. Ownership    11. Nature of
    Derivative                    Underlying Securities             Derivative       derivative        Form of          Indirect
    Security                      (Instr. 3 and 4)                  Security         Securities        Derivative       Beneficial
    (Instr. 3)                                                      (Instr. 5)       Beneficially      Security:        Ownership
                                                        Amount                       Owned at End      Direct (D)       (Instr. 4)
                                                        or                           of Month          or Indirect
                                                        Number                       (Instr. 4)        (I)
                                                        of                                             (Instr. 4)
                                   Title                Shares
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
                                                                                                                     Partnership (5)

Explanation of Responses:

(1) Please see attached Joint Filer Information.

(2) Morgan Stanley Venture Capital Fund II Annex, L.P. and Morgan Stanley Venture Investors Annex, L.P. (collectively, the "Funds"), of which Morgan Stanley Venture Capital II, Inc. ("MSVC II, Inc.") is the managing general partner of Morgan Stanley Venture Partners II, L.P., the General Partner of the Funds, made an in-kind distribution (the "Distribution") of shares of Common Stock. The reported securities were distributed to the Funds' partners in proportion to their partnership interests in the Funds.

(3)  MSVC II, Inc. received 305,228 shares of the Common Stock in the
     Distribution.

(4) Except for the 305,228 shares of Common Stock which are held directly by MSVC II, Inc., MSVC II, Inc., disclaims beneficial ownership of the other securities reported herein except to the extent of its pecuniary interests as the managing general partner of Morgan Stanley Venture Partners II, L.P., the General Partner of the Funds.


    /s/ Peter Vogelsang
-------------------------------
**Signature of Reporting Person
    By: Peter Vogelsang,
authorized signatory for Morgan
   Stanley Dean Witter & Co.


      /s/ Debra Abramovitz                                    12/8/00
  -------------------------------                    ------------------------
  **Signature of Reporting Person                              Date

By: Debra Abramovitz, Vice President
 and Treasurer of Morgan Stanley Dean
     Venture Capital II, Inc.,
the managing general partner of the
    General Partner of the Funds.


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                          Page 2
                                                                 SEC 1474 (7-96)

                            JOINT FILER INFORMATION

     Each of the following joint filers has designated Morgan Stanley Venture Capital II, Inc. ("MSVC II, Inc.") as the "Designated Filer" for purposes of
Item 1 of the attached Form 4:

     (1)  Morgan Stanley Dean Witter & Co. ("MSDW")
          1585 Broadway
          New York, New York 10036

     (2) Morgan Stanley Venture Partners II, L.P. ("MSVP II, L.P.") 1221 Avenue of the Americas
          New York, New York 10020

     (3)  Morgan Stanley Venture Capital Fund II Annex, L.P.
          ("MSVCF IIA, L.P.")
          1221 Avenue of the Americas
          New York, New York 10020

     (4) Morgan Stanley Venture Investors Annex, L.P. ("MSVIA, L.P.") 1221 Avenue of the Americas
          New York, New York 10020

          Issuer & Ticker Symbol: Lionbridge Technologies, Inc. (LIOX) Date of Event Requiring Statement: 11/00



Signature: /s/ Peter Vogelsang
          -----------------------------------------------------
          By: Peter Vogelsang, as authorized signatory for MSDW.


Signature: /s/ Debra Abramovitz
          -----------------------------------------------------
          By: Debra Abramovitz, Vice President and Treasurer of
              MSVC II, Inc., the managing general partner of MSVP II, L.P., the General Partner of MSVCF IIA, L.P. and MSVIA, L.P.